EXHIBIT 99.1

CytRx Reports 2010 Financial Results

Actively advancing development of its robust pipeline with eight oncology clinical trials underway or currently planned

Expects further progress in 2011 toward goal of becoming a major oncology company

LOS ANGELES (March 11, 2011) CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the 12 months ended December 31, 2010, and provided a business update.

“We are extremely proud of our significant accomplishments during the past year that move us toward our goal of becoming a major oncology company with approved drugs in the multi-billion dollar cancer treatment market," said Steven A. Kriegsman, CytRx President and CEO.  "We now have eight clinical trials either underway or currently planned with our three highly promising development compounds, each of which is designed to have advantages over currently marketed oncology drugs.  We are conducting our clinical programs in late-stage cancers, providing for a rapid, cost-effective pathway to determine efficacy.  Some preliminary data may be available as soon as the first half of this year.”

The following reflects the current status of CytRx’s clinical trial programs:

Product Candidate	Indication	Trial Status
Bafetinib	High-risk B-cell chronic lymphocytic leukemia (B-CLL)	Phase 2
	Advanced prostate cancer	Phase 2
	Brain cancer	Phase 1

Tamibarotene	Non-small-cell lung cancer	Phase 2
	Acute promyelocytic leukemia (APL)	Phase 2 pivotal trial

INNO-206	Soft tissue sarcomas	Phase 2 in 2H11
	Pancreatic cancer	Phase 2 in 2H11

“We are positioned to make exceptional progress this year,” Mr. Kriegsman added.  “We have experienced management with significant oncology expertise carrying out a well-focused strategy aimed at expeditiously advancing our clinical oncology programs.  We believe our cash resources are sufficiently strong to fund our operations for the foreseeable future.

“We are executing on our program to boost our financial resources by monetizing our non-oncology assets.  We have now completed our sale of common stock in RXi Pharmaceuticals, successfully raising a total of approximately $17 million from our former RNAi assets.  We recently announced that we expect to receive approximately 191,000 shares of common stock of ADVENTRX Pharmaceuticals upon the closing of their acquisition of our 19.1% stake in SynthRx.  If all milestones under that agreement are achieved, we could receive up to 2.9 million additional shares of ADVENTRX.  The last sale price of ADVENTRX shares on the NYSE Amex on March 9, 2011 was $2.06.”

Full Year 2010 Financial Results

CytRx reported net income for the year ended December 31, 2010 of $0.4 million, or $0.00 per basic and diluted share, based on 109.5 million and 111.4 million weighted shares outstanding.  Net income for 2010 included the sale of CytRx’s remaining shares of common stock in RXi Pharmaceuticals Corporation (NASDAQ: RXII) for $15.8 million and a recognized gain of $0.9  million on the valuation of warrant derivative liability related to warrants issued in July 2009.  The Company reported a net loss for the year ended December 31, 2009 of $4.8 million, or $0.05 per share, based on 100.0 million weighted shares outstanding.

CytRx reported revenues of $0.1 million for 2010, compared with $9.5 million in 2009, which consisted of $9.4 million of deferred service revenue recognized from CytRx's 2006 $24.3 million royalty transaction with the ALS Charitable Remainder Trust or ALSCRT.  Pursuant to an amendment signed between CytRx and the beneficiary of the ALSCRT in August 2009, the Company recognized the remaining revenue from this transaction as service revenue in 2009.

Research and development (R&D) expenses were $8.5 million for 2010, compared with $7.5 million for 2009.  The increase in R&D expenses was due to the ramp up of the Company's oncology clinical trials.  R&D expenses in 2010 included approximately $2.0 million for INNO-206 clinical programs, approximately $2.7 million for bafetinib clinical programs, $1.4 million for tamibarotene clinical program, approximately $2.1 million for general operation of clinical programs and $0.3 million of non-cash expenses.

General and administrative (G&A) expenses were $8.2 million for 2010, compared with $9.1 million for 2009.  Due to more efficient management of our operations and a decrease in stock option expense, G&A expenses were lower in 2010 than in 2009.

Depreciation and amortization expenses for 2010 were $0.1 million, compared with $0.5 million for 2009, which included depreciation of the Company’s laboratory equipment disposed of due to the completion of its research activities at its San Diego laboratory facility.

CytRx reported cash, cash equivalents and marketable securities, and proceeds from the sale of RXi Pharmaceuticals common shares totaling $33.8 million as of December 31, 2010, which represented an increase over the $32.6 million reported as of December 31, 2009.

About CytRx's Oncology Portfolio

CytRx has a pipeline of oncology drug compounds that offer broad market opportunities, including bafetinib, tamibarotene and INNO-206.

Bafetinib

CytRx holds rights to bafetinib (formerly known as INNO-406) in all territories except Japan. Bafetinib is a potent, orally available, rationally designed, dual Bcr-Abl and Lyn kinase inhibitor.  CytRx recently announced initiation of two Phase 2 proof-of-concept clinical trials to evaluate the efficacy and safety of bafetinib (formerly known as INNO-406) in patients with high-risk B-cell chronic lymphocytic leukemia (B-CLL) and advanced prostate cancer, and a pharmacokinetic clinical trial in patients with brain cancer.

Bafetinib was developed as a third-line treatment for patients with CML and certain forms of acute myeloid leukemia (AML) that are refractory or intolerant of other approved treatments.  In November 2008, CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international, open-label Phase 1 dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec® and, in some cases, second-line tyrosine kinase inhibitors such as dasatinib and nilotinib. In April 2010, the Company announced that bafetinib had received official notification from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) that a positive opinion was made regarding the application for orphan medicinal product status for the treatment of chronic myeloid leukemia (CML). Bafetinib also has been granted Orphan Drug Status for the treatment of Philadelphia chromosome-positive (Ph+) CML by the U.S. Food and Drug Administration (FDA).

Tamibarotene

CytRx holds the North American and European rights to tamibarotene as a treatment for certain cancers.  Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all-trans retinoic acid (ATRA), the current first-line treatment for APL. Tamibarotene is being evaluated for efficacy and safety in a Phase 2 trial as a third-line treatment for APL, and in a Phase 1/2 dose escalation trial in combination with arsenic trioxide (ATO) in relapsed APL to determine maximum dose and dose-limiting toxicity.  The U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with ATRA and ATO. Tamibarotene also has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL. The estimated annual market potential in the U.S. and Europe for tamibarotene as a treatment for refractory, maintenance and front-line therapy in APL is up to $150 million.  In addition, the Company has announced initiation of a Phase 2 clinical trial of tamibarotene as a treatment for stage IIIb and IV non-small-cell lung cancer.

INNO-206

INNO-206 is a tumor-targeting pro-drug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor.  The Company has announced plans to initiate two Phase 2 clinical trials of INNO-206 in patients with soft tissue sarcomas and pancreatic cancer upon completion of an abbreviated safety study.  In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin.  Objective clinical responses were seen in patients with sarcoma, breast and lung cancers.  The Company also has announced that INNO-206 demonstrated statistically significant results in animal models of breast cancer, small cell lung cancer, pancreatic cancer and ovarian cancer.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics.  The CytRx oncology pipeline includes three programs in clinical development for cancer indications: bafetinib, tamibarotene and INNO-206. The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) and the PROACT Phase 2 clinical trial in advanced prostate cancer, and is conducting a pharmacokinetic clinical trial in brain cancer.  With its tumor-targeting pro-drug candidate INNO-206, CytRx plans to initiate Phase 2 proof-of-concept clinical trials as a treatment for pancreatic cancer and soft tissue sarcomas, following an abbreviated safety trial. CytRx's pipeline also includes tamibarotene, which it is testing in patients with non-small-cell lung cancer and which is in a registration clinical trial as a treatment for acute promyelocytic leukemia (APL).  In addition to its core oncology programs, CytRx owns rights to two drug candidates based on its molecular chaperone regulation technology.  These candidates are designed to repair or degrade mis-folded proteins associated with disease.  The Company’s current business strategy is to seek one or more strategic partnerships to pursue the development of that technology or the outright sale of the molecular chaperone business.  For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the ability to obtain regulatory approval for clinical testing of INNO-206, bafetinib or tamibarotene, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206 for pancreatic cancer or soft tissue sarcomas, bafetinib for B-CLL or advanced prostate cancer, or tamibarotene for APL or solid tumors, might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into one or more transactions to advance development of its molecular chaperone assets, risks related to the timing and closing of the acquisition of the Company’s 19.1% ownership interest in SynthRx, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, Bafetinib or tamibarotene, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONSOLIDATED BALANCE SHEETS
	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$6,324,430	$9,893,590
Marketable securities	20,567,861	22,750,000
Proceeds from sale of RXi, received January 6, 2011	6,938,603	—
Receivable	259,006	139,680
Income taxes recoverable	519,158	519,158
Interest receivable	117,624	130,779
Assets held for sale	—	73,634
Prepaid expenses and other current assets	1,247,145	1,088,074
Total current assets	35,973,827	34,594,915
Equipment and furnishings, net	319,191	174,959
Goodwill	183,780	183,780
Other assets	220,292	323,235
Total assets	$36,697,090	$35,276,889
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,027,924	$1,066,055
Accrued expenses and other current liabilities	2,663,910	2,492,450
Warrant liabilities	2,437,281	3,370,701
Total current liabilities	6,129,115	6,929,206
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 109,840,445 and 109,538,821 shares issued and outstanding at December 31, 2010 and 2009, respectively	109,840	109,539
Additional paid-in capital	229,253,122	227,441,591
Treasury stock, at cost (633,816 shares held, at December 31, 2010 and 2009, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(196,515,749)	(196,924,209)
Total stockholders’ equity	30,567,975	28,347,683
Total liabilities and stockholders’ equity	$36,697,090	$35,276,889

CYTRX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009	2008
Revenue:
Service revenue	$—	$9,400,397	$6,166,150
Licensing revenue	100,000	100,000	100,000
	100,000	9,500,397	6,266,150
Expenses:
Research and development	8,506,937	7,541,998	10,465,591
General and administrative	8,235,993	9,127,845	10,932,522
In-process research and development	—	—	8,012,154
Depreciation and amortization	107,666	475,316	624,980
	16,850,596	17,145,159	30,035,247
Loss before other income	(16,750,596)	(7,644,762)	(23,769,097)
Other income:
Interest and dividend income	303,592	349,490	1,203,629
Other income, net	95,827	93,950	219,489
Gain on warrant derivative liability	933,420	656,905	—
Gain on sale of affiliate’s shares - RXi Pharmaceutical	15,826,217	1,224,951	—
Equity in loss of affiliate – RXi Pharmaceutical	—	—	(3,915,514)

Net profit (loss) before provision for income taxes	408,460	(5,319,466)	(26,261,493)
Income tax expense (benefit)	—	519,158	(873,003)
Net profit (loss)	408,460	(4,800,308)	(27,134,496)
Deemed dividend for anti-dilution adjustments made to outstanding common stock warrants	—	—	(756,954)
Net profit (loss)	408,460	(4,800,308)	(27,891,450)
Add: Loss of noncontrolling interest	—	—	88,375
Net profit (loss) attributable to CytRx Corporation	$408,460	$(4,800,308)	$(27,803,075
Basic and diluted profit (loss) per share	$0.00	$(0.05)	$(0.30)
Basic weighted average shares outstanding	109,484,492	99,978,124	91,383,934
Diluted weighted average shares outstanding	111,442,278	99,978,124	91,383,934

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For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com